Exhibit 99.1

NEWS

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M. Susan Hardwick Joins Edison International, Southern California Edison

Board of Directors

ROSEMEAD, Calif., April 23, 2026 — Edison International (NYSE: EIX) and Southern California Edison announced that, effective today, M. Susan Hardwick has been elected by the boards of directors of each company to serve as an independent director of both companies.

Hardwick brings more than 35 years of leadership experience across regulated utilities and energy and professional services, including senior executive roles as a public company chief executive and chief financial officer. She offers deep expertise in utility operations, safety, finance, capital allocation, enterprise risk management, customer service and regulatory affairs.

Most recently, Hardwick served as CEO of American Water Works Company, Inc., the nation’s largest publicly traded water and wastewater utility, from 2022 until her retirement from executive management in May 2025. She previously served as president, executive vice president and chief financial officer of American Water and spent nearly two decades at Vectren Corporation, a regulated electric and gas utility holding company, where she held a series of senior roles in finance and executive leadership.

“With her extensive experience leading regulated utilities through complex operational, financial and regulatory environments, Susan will be a strong addition to our boards,” said Peter J. Taylor, Edison International board chair. “Her background in capital investment, risk management and long-term infrastructure planning aligns well with our focus on safety, reliability and disciplined execution.”

“Susan’s career reflects deep financial expertise and a strong customer and regulatory perspective,” said Pedro J. Pizarro, president and CEO of Edison International. “We welcome her and look forward to the insights she will bring as we continue advancing affordable, reliable, resilient and clean energy for the communities we serve.”

During her tenure as CEO of American Water, Hardwick led sustained capital investment focused on infrastructure renewal and system resiliency, advanced a long-term enterprise capital plan, and oversaw acquisitions of water and wastewater systems across multiple regulated states. Earlier in her career, she served as a senior manager at Arthur Andersen & Co. and progressed through corporate finance and accounting leadership roles at Cinergy Corporation.

Hardwick holds a bachelor’s degree from Indiana University and is a Certified Public Accountant (inactive). She currently serves on the boards of Core & Main, Inc., Tetra Tech, Inc., and New Jersey Resources Corporation.

About Edison International

Edison International (NYSE: EIX) is one of the nation’s largest electric utility holding companies, focused on providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison Company, a utility delivering electricity to 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Trio (formerly Edison Energy), a portfolio of nonregulated competitive businesses providing integrated sustainability and energy advisory services to large commercial, industrial and institutional organizations in North America and Europe.

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